Exhibit 4.5
SUPPLEMENTAL INDENTURE
     This Supplemental Indenture (this “Supplemental Indenture”), which shall become effective immediately upon the consummation of the initial public offering of equity securities of Global Cash Access Holdings, Inc., a Delaware corporation (“Holdings”), is by and among Holdings, Global Cash Access, Inc., a Delaware corporation and successor to Global Cash Access, L.L.C., a Delaware limited liability company (the “Company”), Central Credit, LLC, a Delaware limited liability company, (“Central Credit”), GCA Access Card, Inc., a Delaware corporation (“GCA Access Card”) and The Bank of New York Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”). Central Credit and GCA Access Card are parties hereto as the Subsidiary Guarantors (as defined in the Indenture referred to herein).
W I T N E S S E T H
     WHEREAS, the Company and Global Cash Access Finance Corporation, a Delaware corporation that was subsequently merged with and into the Company, has heretofore executed and delivered to The Bank of New York, the predecessor in interest to the Trustee, an indenture, dated as of March 10, 2004 and amended, modified and supplemented by that certain Supplemental Indenture dated as of July 25, 2005 (collectively, the “Indenture”), providing for the issuance of an aggregate principal amount of $235 million of 8 3/4% Senior Subordinated Notes due 2012 (the “Notes”);
     WHEREAS, Holdings holds 100% of the outstanding equity interests in the Company and Holdings desires to execute and deliver to the Trustee a supplemental indenture pursuant to which Holdings shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Holdings and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Agreement to Guarantee. Holdings hereby agrees as follows:
          (a) Along with all Subsidiary Guarantors, to jointly and severally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:
               (i) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful (subject in all cases to any applicable grace period provided in the Indenture), and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
               (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, Holdings and the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Holdings agrees that this is a guarantee of payment and not a guarantee of collection.
          (b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor.
          (c) Subject to Section 6.06 of the Indenture, the following are hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.
          (d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.
          (e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, Holdings, the Subsidiary Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company, Holdings or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
          (f) Holdings shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
          (g) As between Holdings and the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by Holdings and the Subsidiary Guarantors for the purpose of this Guarantee.
          (h) The obligations of Holdings pursuant to its Guarantee shall be limited to the maximum amount which, after giving effect to any and all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any Subsidiary Guarantor in respect of the obligations of such Subsidiary Guarantor under Article Eleven of the Indenture, will result in the obligations of Holdings under its Guarantee not constituting a fraudulent transfer or conveyance under federal or state law.
     3. Subordination. The Obligations of Holdings under its Guarantee pursuant to this Supplemental Indenture shall be junior and subordinated to the Senior Indebtedness (as defined in the Indenture, except that all references in such definition to “Co-Obligors” shall be deemed for purposes of this Section to be references to “Holdings”) of Holdings on the same basis as the Notes are junior and subordinated to the Senior Indebtedness of the Company, as described in Article Ten of the Indenture. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by Holdings only at such time as they may receive and/or retain payments in respect of the Notes pursuant to the Indenture, including Article Ten thereof.
     4. Execution and Delivery. Holdings agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.
     5. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of Holdings, as such, shall have any liability for any obligations of Holdings under the Notes, the Indenture (as amended, modified and supplemented from time to time), the Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
     6. NEW YORK LAW TO GOVERN. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     9. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Holdings and the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, to become effective as provided above.
Dated: _______ __, 2005

GLOBAL CASH ACCESS HOLDINGS, INC.

By:

Name: Kirk Sanford
Title: President and Chief Executive Officer

GLOBAL CASH ACCESS, INC.

By:

Name: Kirk Sanford
Title: President and Chief Executive Officer

CENTRAL CREDIT, LLC

By:

Name: Kirk Sanford
Title: President and Chief Executive Officer

GCA ACCESS CARD, INC.

By:

Name: Kirk Sanford
Title: President and Chief Executive Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., AS TRUSTEE

By:

Name:
Title:

GUARANTEE
     For value received, Global Cash Access Holdings, Inc., a Delaware corporation (“Holdings”) has, jointly and severally with each Subsidiary Guarantor (as defined in the Indenture, which term includes any successor person under the Indenture), fully and unconditionally and irrevocably guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of March 10, 2004, as amended, modified and supplemented by that certain Supplemental Indenture dated as of July 25, 2005 and that certain Supplemental Indenture to become effective upon the consummation of the initial public offering of Holdings’ equity securities (collectively, the “Indenture”), among Holdings, Global Cash Access, Inc., a Delaware corporation and successor to Global Cash Access, L.L.C., a Delaware limited liability company (the “Company”), the Subsidiary Guarantors (as defined in the Indenture), and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders (as defined in the Indenture) or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of Holdings to the Holders of Notes and to the Trustee pursuant to this Guarantee are expressly set forth in the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. The Indebtedness evidenced by this Guarantee is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Indenture, except that all references in such definition to “Co-Obligors” shall be deemed to be references to “Holdings”) of Holdings, whether outstanding on the date of the Indenture or thereafter, and this Guarantee is issued subject to such provisions. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture, and (c) appoints the Trustee as attorney-in-fact of such Holder for such purpose; provided that the Indebtedness evidenced by this Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
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     IN WITNESS WHEREOF, Holdings has caused this Guarantee to be signed manually or by facsimile by its duly authorized officers.

GLOBAL CASH ACCESS HOLDINGS, INC.

By:

Kirk Sanford, President and Chief Executive Officer

By:

Harry Hagerty, Chief Financial Officer